Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Alcoa Announces First Quarter 2005 Revenues of $6.3 Billion,

Income From Continuing Operations of $273 Million, or $.31 a Share

Strong Results Despite Negative Impacts from Elkem Tax,

Restructuring, and Russian Investments Totaling $0.09 per Share

First Quarter 2005 Highlights:

— Income from continuing operations of $273 million, or $0.31 per diluted share;

— Solid operational results include $0.09 per share negative impact from restructuring charges, tax on Elkem, and integration and start-up costs of Russian facilities;

— Sales increased by 13% over 1st quarter of 2004 to $6.3 billion, up 4% from the sequential quarter;

— Four of six segments achieved double-digit improvements in profitability over the sequential quarter;

— Smelting restarts at Wenatchee, ABI and Massena contributed 43,000 metric tons of production in the quarter.

NEW YORK— April 6, 2005 — Alcoa (NYSE:AA) announced today income from continuing operations for the first quarter 2005 of $273 million, or $0.31 per diluted share. Net income for the quarter was $260 million, or $0.30. Income from continuing operations for the first quarter 2004 was $0.41, or $0.39, in the fourth quarter 2004. For the first quarter 2004 net income was $0.41, or $0.30, in the fourth quarter 2004.

Both first quarter 2005 income measures include negative impacts totaling $0.09 per share for: the tax impact on Alcoa’s sale of its Elkem investment ($39 million after tax); restructuring charges ($25 million after tax); and costs of integrating the recently acquired Russian business ($12 million after tax). The fourth quarter of 2004 included a gain of $37 million, or $0.04, on the Juruti transfer, while the first quarter of 2004 include a gain of $58 million, or $0.07, on the sale of specialty chemicals.

“Underlying business performance improved in the quarter as we captured the benefits of higher metal prices and a stronger economy in North America,” said Alcoa Chairman and CEO Alain Belda. “We were able to regain traction on the cost initiative, overcoming cost inflation increases, to deliver savings to the bottom line.

“As we move forward, we will continue to tackle costs, to benefit from strong demand in end markets and the sustained high commodity prices,” said Belda. “We are focused on delivering near-term results while we continue to build for the future.”

Results Overview

Sales in the first quarter rose to $6.289 billion, up 13 percent over the first quarter of 2004, and the highest in four years. On a sequential quarter basis, revenue increased 4 percent, driven by higher primary metal and alumina prices as well as strength in the flat rolled products, extruded products, and engineered solutions segments.

Four of the company’s six reporting segments achieved double-digit improvements in profitability over the fourth quarter of last year. Primary metals, flat-rolled products, extruded products, and engineered solutions all grew profits sharply with both higher volumes and favorable pricing. Strong end markets kept demand high in both upstream and downstream businesses. On an operational basis, the alumina segment also achieved double-digit profit improvement, excluding the Juruti gain in the fourth quarter 2004, as higher contract prices drove stronger profitability. The packaging segment was slowed by seasonal declines and increased costs.

The company’s cost-savings initiatives offset cost inflation and achieved an additional $15 million of savings in the quarter, or $60 million annualized, toward the company’s cost-savings goal. The company also announced a restructuring plan that will be completed over the next twelve months, resulting in an after-tax charge of $25 million and approximately $45 million in annualized savings when complete. The company is contemplating additional charges in the second quarter as further restructuring initiatives are finalized.

The company’s trailing twelve month return on capital stood at 7.8 percent.

Update on Primary Metal Restarts

In order to take advantage of higher metal prices, the company continued to implement re-start initiatives at its North American smelters. Capacity restarts were completed ahead of schedule at the Wenatchee smelter in Washington, USA and the Massena East and West smelters in New York, USA. The restart at the ABI smelter in Quebec will be completed in April. Restarts at the three facilities contributed 43,000 additional metric tons in the first quarter with costs totaling $5 million after taxes. Following the restarts, Alcoa will have 343,000 metric tons idled of its total capacity of approximately 4 million metric tons.

Strategic Acquisitions and Divestitures

Alcoa completed the acquisition of Rusal’s interests in Russian fabricating facilities in Samara and Belaya Kalitva, allowing Alcoa’s leading flat-rolled products business to serve the growing Russian market and export to its global customers from a competitive cost base. The integration of these plants had a negative impact of $12 million after tax in the first quarter due to integration expenses and operating losses.

Alcoa tendered its 46.5 percent stake in Elkem ASA for $870 million in cash, and will record a $220 million gain after taxes on the transaction in the second quarter. In the first quarter, the company had a charge of $39 million related to the tax impact on previously undistributed equity earnings and related transaction costs. Alcoa continues to hold a 50 percent stake in two Norwegian aluminum smelters in Norway with combined capacity of 282,000 metric tons per year. Alcoa is also developing a new jointly owned anode plant that will serve the Norwegian smelters and Alcoa’s greenfield Icelandic smelter.

Alcoa completed its agreement with Fujikura, Ltd. to acquire full ownership of the Alcoa Fujikura (“AFL”) automotive business. In return, Fujikura has obtained complete ownership of the AFL telecommunications business and a cash balancing contribution of $176 million.

Earlier this quarter, Alcoa and its partner completed the sale of Integris Metals to Ryerson Tull for $410 million in cash. Alcoa had owned 50 percent of Integris Metals.

Balance Sheet and Growth Projects

In the quarter, capital expenditures were $347 million, 108 percent of depreciation. Full year capital spending is estimated to be approximately $2.5 billion, with approximately $1.6 billion dedicated to growth projects.

During the quarter, the company continued to invest in the upstream businesses, completing the Suriname alumina refinery expansion, and making significant progress on the expansion of the Pinjarra refinery in Australia. Work on the new smelter in Iceland and the expansion of the Alumar smelter in Brazil continues, and the company also signed an agreement with the Republic of Ghana to re-start the Valco smelter. Details of that restart are still being negotiated.

Debt to capital stood at 33.3% at the end of the first quarter, a 160 basis point improvement from the first quarter of 2004. Debt increased from the end of 2004 to fund acquisitions and working capital. The company has already received payment of $870 million in cash in the second quarter of 2005 for the Elkem transaction.

Segment and Other Results

Segment Changes

In conjunction with the global realignment of its organization structure, the composition of certain of Alcoa’s segments has changed. The businesses within the former Engineered Products segment and the Other “group” have been realigned to form the new Extruded and End Products segment and the Engineered Solutions segment.

Extruded and End Products - This segment consists of extruded products, some of which are further fabricated into a variety of end products, and includes hard- and soft-alloy extrusions, architectural extrusions, and vinyl siding. These products primarily serve the building and construction, distribution and transportation markets. These products are sold directly to customers and through distributors.

Engineered Solutions - This segment includes titanium, aluminum and super-alloy investment castings, forgings and fasteners; electrical distribution systems; aluminum wheels; and integrated aluminum structural systems used in the aerospace, automotive, commercial transportation and power generation markets. These products are sold directly to customers and through distributors

Prior period segment amounts have been restated to reflect these changes.

(All comparisons are on a sequential quarter basis, unless noted.)

Alumina - Segment profitability was $161 million, down from $177 million. The previous quarter’s results included a $37 million gain associated with the Juruti transaction. Excluding that gain, segment profitability increased $21 million or 15% as higher prices offset lower shipments and caustic costs. Alumina production for the quarter was 3,583 thousand metric tons (“kmt”), compared to 3,623 kmt in the fourth quarter of 2004.

Primary Metals - Segment profitability increased by $27 million or 14 percent, largely due to higher metal prices and shipments. Restart costs at the three restarted facilities totaled $5 million after tax. Higher energy costs (up $16 million after taxes) partially offset the benefit of higher aluminum prices. Primary metal production for the quarter rose 27 kmt for the quarter to 851 kmt. The company purchased roughly 185 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products - Segment profitability increased to $75 million, despite an $11 million loss associated with integration costs for the Russian rolling mills. Excluding this loss, improved segment performance was driven by favorable pricing and mix in both North America and Europe.

Extruded and End Products - Segment ATOI grew sharply to $15 million, due to stronger demand in Europe extrusions and seasonal strengthening of the home exteriors business.

Engineered Solutions – Segment profitability in the Engineered Solutions segment rose sharply to $59 million, due to stronger demand in the aerospace and commercial vehicle markets.

Packaging and Consumer - Segment ATOI fell to $22 million due to the seasonal decline in the consumer products business and increased raw material costs, primarily resin. Compared to the year ago quarter, cost inflation, particularly raw materials and freight drove profitability lower.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “minority interest,” “discontinued operations,” and “other” line items. “Minority Interest” expense increased due to strong earnings in the AWAC business. “Discontinued Operations” includes a charge associated with reduction of the fair value of the assets held for sale. “Other” includes the tax charge associated with the sale of the Elkem shares, compared to the tax benefits from the Juruti transaction and the reversal of a valuation reserve for foreign net operating losses recorded in the fourth quarter of 2004.

Quarterly Conference Call

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 6th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) foils and plastic wraps, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (e) a significant downturn in the business or financial condition of a key customer or customers supplied by Alcoa; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31 2004	December 31 2004	March 31 2005
Sales	$5,588	$6,041	$6,289

Cost of goods sold	4,343	4,879	4,981
Selling, general administrative, and other expenses	333	336	333
Research and development expenses	44	53	46
Provision for depreciation, depletion, and amortization	299	311	317
Restructuring and other charges	(31)	1	45
Interest expense	63	70	78
Other income, net	(22)	(67)	(36)

Total costs and expenses	5,029	5,583	5,764

Income from continuing operations before taxes on income	559	458	525
Provision for taxes on income	155	65	192

Income from continuing operations before minority interests’ share	404	393	333
Less: Minority interests’ share	51	48	60

Income from continuing operations	353	345	273

Income (loss) from discontinued operations	2	(77)	(13)

NET INCOME	$355	$268	$260

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.41	$.40	$.31
Loss from discontinued operations	—	(.09)	(.01)

Net income	$.41	$.31	$.30

Diluted:
Income from continuing operations	$.41	$.39	$.31
Loss from discontinued operations	—	(.09)	(.01)

Net income	$.41	$.30	$.30

Average number of shares used to compute:
Basic earnings per common share	869,402,685	870,608,606	871,534,867
Diluted earnings per common share	878,755,125	877,423,613	878,883,569

Common stock outstanding at the end of the period	869,356,569	870,980,083	872,011,266

Shipments of aluminum products (metric tons)	1,285,000	1,266,000	1,290,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2004	March 31 2005
ASSETS
Current assets:
Cash and cash equivalents	$457	$497
Receivables from customers, less allowances: $87 in 2004, and $81 in 2005	2,738	3,159
Other receivables	261	263
Inventories	2,968	3,370
Deferred income taxes	279	191
Prepaid expenses and other current assets	790	944

Total current assets	7,493	8,424

Properties, plants and equipment, at cost	25,865	26,080
Less: accumulated depreciation, depletion and amortization	13,273	13,345

Net properties, plants and equipment	12,592	12,735

Goodwill	6,541	6,574
Investments	2,066	1,897
Other assets	3,707	3,975
Assets held for sale	210	109

Total assets	$32,609	$33,714

LIABILITIES
Current liabilities:
Short-term borrowings	$267	$330
Commercial paper	630	1,632
Accounts payable, trade	2,226	2,428
Accrued compensation and retirement costs	1,021	946
Taxes, including taxes on income	1,019	1,029
Other current liabilities	1,078	1,038
Long-term debt due within one year	57	47

Total current liabilities	6,298	7,450

Long-term debt, less amount due within one year	5,346	5,267
Accrued pension benefits	1,513	1,546
Accrued postretirement benefits	2,150	2,141
Other noncurrent liabilities and deferred credits	1,727	1,792
Deferred income taxes	790	886
Liabilities of operations held for sale	69	60

Total liabilities	17,893	19,142

MINORITY INTERESTS	1,416	1,169

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,775	5,762
Retained earnings	8,636	8,765
Treasury stock, at cost	(1,926)	(1,887)
Accumulated other comprehensive loss	(165)	(217)

Total shareholders’ equity	13,300	13,403

Total liabilities and equity	$32,609	$33,714

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31
	2004	2005
CASH FROM OPERATIONS
Net income	$355	$260
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	301	320
Noncash restructuring and other charges	(31)	45
Minority interests	51	60
Other	(60)	31
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(280)	(501)
Increase in inventories	(302)	(370)
Increase in accounts payable and accrued expenses	166	97
Cash paid on long-term aluminum supply contract	—	(95)
Net change in noncurrent assets and liabilities	(118)	(65)
Net change in net assets held for sale	31	—
Other	(24)	(4)

CASH PROVIDED FROM (USED FOR) CONTINUING OPERATIONS	89	(222)
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	1	(17)

CASH PROVIDED FROM (USED FOR) OPERATIONS	90	(239)

FINANCING ACTIVITIES
Net changes to short-term borrowings	(33)	63
Dividends paid to shareholders	(130)	(131)
Dividends paid to minority interests	(39)	(72)
Net change in commercial paper	—	1,002
Other	(75)	7

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(277)	869

INVESTING ACTIVITIES
Capital expenditures	(193)	(347)
Acquisitions, net of cash acquired	—	(434)
Proceeds from the sale of assets	309	—
Sale of investments	—	206
Other	(46)	(9)

CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	70	(584)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(6)

Net change in cash and cash equivalents	(117)	40
Cash and cash equivalents at beginning of year	576	457

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$459	$497

Alcoa and subsidiaries

Segment Information (unaudited)*

(in millions, except metric ton amounts and realized prices)

Consolidated Third-Party Revenues:	1Q04	2Q04	3Q04	4Q04	2004	1Q05
Alumina	$463	$486	$490	$536	$1,975	$505
Primary Metals	878	959	930	1,039	3,806	1,089
Flat-Rolled Products	1,450	1,490	1,520	1,502	5,962	1,655
Extruded and End Products	943	1,027	1,028	976	3,974	1,037
Engineered Solutions	1,149	1,189	1,106	1,159	4,603	1,241
Packaging and Consumer	721	821	797	827	3,166	771

Total (1)	$5,604	$5,972	$5,871	$6,039	$23,486	$6,298

Consolidated Intersegment Revenues:	1Q04	2Q04	3Q04	4Q04	2004	1Q05
Alumina	$338	$349	$341	$390	$1,418	$393
Primary Metals	1,038	1,129	1,039	1,129	4,335	1,303
Flat-Rolled Products	23	23	25	18	89	34
Extruded and End Products	15	12	14	13	54	14
Engineered Solutions	—	—	—	—	—	—
Packaging and Consumer	—	—	—	—	—	—

Total	$1,414	$1,513	$1,419	$1,550	$5,896	$1,744

Consolidated Third-Party Shipments (Kmt):	1Q04	2Q04	3Q04	4Q04	2004	1Q05
Alumina (2)	1,838	1,981	2,030	2,213	8,062	1,923
Primary Metals	469	472	459	482	1,882	487
Flat-Rolled Products	515	517	521	493	2,046	509
Extruded and End Products	225	235	225	210	895	221
Engineered Solutions	34	33	31	35	133	39
Packaging and Consumer	38	41	39	46	164	34

Total Aluminum	1,281	1,298	1,275	1,266	5,120	1,290

Alcoa’s average realized price-Primary	$0.81	$0.85	$0.85	$0.88	$0.85	$0.93

After-Tax Operating Income (ATOI):	1Q04	2Q04	3Q04	4Q04	2004	1Q05
Alumina	$127	$159	$169	$177	$632	$161
Primary Metals	192	230	188	198	808	225
Flat-Rolled Products	66	59	62	59	246	75
Extruded and End Products	17	30	28	(2)	73	15
Engineered Solutions	62	69	39	41	211	59
Packaging and Consumer	35	54	41	38	168	22

Total	$499	$601	$527	$511	$2,138	$557

Reconciliation of ATOI to consolidated net income:	1Q04	2Q04	3Q04	4Q04	2004	1Q05
Total ATOI	$499	$601	$527	$511	$2,138	$557
Impact of intersegment profit adjustments	23	8	3	18	52	17
Unallocated amounts (net of tax):
Interest income	7	5	8	6	26	7
Interest expense	(41)	(45)	(44)	(46)	(176)	(51)
Minority interests	(51)	(74)	(72)	(48)	(245)	(60)
Corporate expense	(74)	(63)	(68)	(78)	(283)	(69)
Restructuring and other charges	31	(4)	(3)	(1)	23	(30)
Discontinued operations	2	(1)	(16)	(77)	(92)	(13)
Other	(41)	(23)	(52)	(17)	(133)	(98)

Consolidated net income	$355	$404	$283	$268	$1,310	$260

* Segment information for all prior periods has been restated to reflect the change in segments due to a global realignment within the company, effective January 2005.

(1)	The difference between the segment total and consolidated third-party revenues is in Corporate.
(2)	Alumina third-party shipments have been restated to reflect total alumina shipments rather than only smelter-grade alumina shipments, as was previously disclosed.